Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of February 1, 2019 (this “Amendment”), to the Rights Agreement, dated as of December 5, 2018 (the “Rights Agreement”), between Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”).

WITNESSETH

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time, and the Rights Agent shall if the Company so directs in writing, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any change to or delete any provision thereof or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable; provided, that, from and after such time as any Person becomes an Acquiring Person, the Rights Agreement shall not be amended or supplemented in any manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person and its Affiliates and Associates); and

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights to February 4, 2019.

NOW, THEREFORE, the parties hereto agree as follows:

1. The definition of “Final Expiration Date” set forth in Section 1.21 of the Rights Agreement is hereby amended and restated in its entirety as follows: ““Final Expiration Date” means the Close of Business on February 4, 2019.”

2. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3. Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

5. The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment, but will remain in full force and effect.

6. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. This Amendment shall be effective as of the date first written above and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement, and such certification shall be deemed a certificate which complies with Section 20.2 of the Rights Agreement.

9. By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

Del Frisco’s Restaurant Group, Inc.

By:	/s/ Norman Abdallah
Name: Norman Abdallah
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Rights Agreement]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first written above.

American Stock Transfer & Trust Company, LLC

By:	/s/ Michael A. Nespoli

Name:	Michael A. Nespoli
Title:	Executive Director

[Signature Page to Amendment No. 1 to Rights Agreement]